May 6, 2009

OppenheimerFunds, Inc.

6803 South Tucson Way
Centennial, CO 80112

Ladies and Gentlemen:

     We have acted as counsel to Oppenheimer Capital Income Fund, a Massachusetts business trust (the “Acquiring Fund”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of a registration statement on Form N-14 on April 17, 2009, File No. 333-158619 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering Class A, Class B, Class C and Class N shares of beneficial interest of the Acquiring Fund (the “Shares”) to be issued pursuant to the Plan of Reorganization (the “Plan”) adopted by the Acquiring Fund and the Oppenheimer Convertible Securities Fund, a series of the Bond Fund Series, a Massachusetts Business Trust (the “Acquired Fund”). The Plan provides for the transfer of the Acquired Fund’s assets to and the assumption of the Acquired Fund’s liabilities by the Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Plan, such Shares to be distributed to the Acquired Fund’s shareholders upon the subsequent liquidation of the Acquired Fund.
     You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Plan, the Declaration of Trust of the Acquiring Fund, as amended, the Bylaws of the Acquiring Fund, as amended, and the actions of the Acquiring Fund that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate of an officer of the Acquiring Fund. In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Acquiring Fund. We express no opinion with respect to any other laws.

BOS-1297935 v3  0950000-00102

Based upon and subject to the foregoing, we are of the opinion that:

1.     The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Acquiring Fund; and

2.     When issued and consideration therefore has been paid in accordance with the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and non-accessible. In this regard, however, we note that the Acquiring Fund is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Acquiring Fund.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

     /s/ K&L Gates, LLP